Aspira Women’s Health Provides Commercial, Reimbursement and Cash Guidance Updates

Monthly OvaSuiteTM product volume grew by more than 26% in May compared to January

Reimbursement momentum continued with expanded Anthem and Medicaid coverage for OvaSuite

Cash used in operations guidance for 2024 expected to be lowered

AUSTIN, Texas, Jun 12, 2024 (GLOBE NEWSWIRE) -- Aspira Women’s Health Inc. (“Aspira” or the “Company”) (Nasdaq: AWH), a bio-analytical based women’s health company focused on the development of gynecologic disease diagnostic tools, today provided interim commercial and operational updates for the second quarter of 2024.

Product volume continued its sustained monthly gains, growing by more than 26% in May 2024 compared to January 2024. Year-over-year growth in monthly product volume per full-time sales representative grew to 569 for the five months ended May 2024 compared to 484 for the same period of 2023. This increase was achieved while also shifting resources to cost-effective inside sales reps that represent approximately 20% of the 19-person team as of May 2024. Year-to-date OvaWatch® volume through the end of May 2024 is up by more than 88% compared to the same period in 2023.

“We are excited to share highlights from across the organization,” said Nicole Sandford, Aspira’s CEO. “The momentum is truly undeniable. Product volume in May 2024 surpassed April continuing our monthly growth we have experienced all year. Importantly, we are reaching these new heights with a leaner, more professional sales team. Sales volume per full-time representative on a year-to-date basis continues to increase, proving that our focus on our sales team while deepening relationships with larger physician groups and channel partnerships is working. With our highly qualified representatives in our territories and an expanded inside sales capability, we expect to drive accelerated growth for the rest of the year.”

Ms. Sandford continued, “OvaWatch sales growth is a major leading indicator of our future growth. The addressable market for OvaWatch, which is now available to assist in the initial and ongoing assessment of malignancy risk for women with an adnexal mass, is estimated to be between 2 and 4 million tests a year. This is a more than 10-fold increase over the estimated Ova1Plus® addressable market of approximately 200,000 tests per year. We believe we are well-positioned to capture a significant share of this larger market as a trusted provider of innovative gynecology diagnostics, especially with the expansion of the test for mass monitoring and the release of powerful new publications1,2 just a few weeks ago.”

The Company’s expansion into the Philippines is on track for a commercial launch of OvaWatch in the third quarter. Revenues from this agreement are expected to generate higher margins compared to margins achieved in the U.S. market as costs associated with providing the test are absorbed by the Company’s laboratory partner in the Philippines. Aspira will receive a fee-per-test for access to its proprietary algorithm. Moreover, the Company’s inside sales team will support physician adoption using third-party resources, local to the Philippines, that are already trained and supporting the U.S. sales team today.

On the reimbursement front, the Company today announced that it has executed an OvaSuite contract with Anthem Plans of Connecticut, New Hampshire, and Maine, adding over 2 million covered lives under the umbrella agreement with Anthem. Aspira was nationally certified by Anthem earlier this year and the Company expects to add up to16 million covered lives over the next few quarters as additional regions are added.

Additionally, the states of Maryland and Kentucky each expanded their Medicaid coverage for OvaWatch adding the test to the fee schedule at $897 per test. With the addition of these two states, OvaSuite tests are now on the fee schedule in nine states, with reviews in progress on several more.

Torsten Hombeck, Chief Financial Officer of Aspira added, “We are glad to see our relationship with Anthem expand to a second region within the Anthem family, bringing our total lives with Anthem to 9 million. We anticipate adding more regions representing an additional 16 million lives, including Ohio, Indiana, Missouri, Wisconsin, and Kentucky in the coming months. We are optimistic that other commercial payers will follow suit, given the strength of our published data in the peer-reviewed journal Frontiers in Medicine showing that OvaWatch can improve a physician’s ability to predict malignancy by 431% and lower the number of unnecessary surgeries by 62%1. The publication served as a tipping point in the move by large physician groups to expand access to our OvaSuite of products to their physicians.”

The Company anticipates providing a downward revision of the 2024 cash used in operations guidance during the second quarter 2024 earnings call.

About Aspira Women’s Health Inc.

Aspira Women’s Health Inc. is dedicated to the discovery, development, and commercialization of noninvasive, AI-powered tests to aid in the diagnosis of gynecologic diseases.

OvaWatch® and Ova1Plus® are offered to clinicians as OvaSuiteSM. Together, they provide the only comprehensive portfolio of blood tests to aid in the detection of ovarian cancer for the 1.2+ million American women diagnosed with an adnexal mass each year. OvaWatch provides a negative predictive value of 99% and is used to assess ovarian cancer risk for women where initial clinical assessment indicates the mass is indeterminate or benign, and thus surgery may be premature or unnecessary. Ova1Plus is a reflex process of two FDA-cleared tests, Ova1® and Overa®, to assess the risk of ovarian malignancy in women planned for surgery.

Our in-development test pipeline is designed to expand our ovarian cancer portfolio and addresses the tremendous need for noninvasive diagnostics for endometriosis, a debilitating disease that impacts millions of women worldwide. In ovarian cancer, our OvaMDxSM risk assessment is designed to combine microRNA and protein biomarkers with patient data to further enhance the sensitivity and specificity of our current tests. In endometriosis, EndoCheckSM is the first-ever noninvasive test designed to identify endometriomas, one of the most commonly occurring forms of endometriosis. The EndoMDxSM test is designed to combine microRNA and protein biomarkers with patient data to identify all endometriosis.

Forward-Looking Statements
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties. Such forward-looking statements include statements regarding, among other things, the timing and completion of any products in the pipeline development and other statements that are predictive in nature. Actual results could differ materially from those discussed due to known and unknown risks, uncertainties, and other factors. These forward-looking statements generally can be identified by the use of words such as “designed to,” “expect,” “plan,” “anticipate,” “could,” “may,” “intend,” “will,” “continue,” “future,” other words of similar meaning and the use of future dates. Forward-looking statements in this press release and other factors that may cause such differences include the satisfaction of customary closing conditions related to the offering and the expected timing of the closing of the offering. These and additional risks and uncertainties are described more fully in the company’s filings with the SEC, including those factors identified as “Risk Factors” in our most recent Annual Report on Form 10-K, for the fiscal year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that Aspira presently does not know, or that Aspira currently believes are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Aspira’s expectations, plans, or forecasts of future events and views as of the date of this press release. Subsequent events and developments may cause the Company’s assessments to change. However, while Aspira may elect to update these forward-looking statements at some point in the future, Aspira expressly disclaims any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Aspira’s assessments of any date after the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Investor Relations Contact:
Torsten Hombeck, Ph.D.

Chief Financial Officer

Aspira Women’s Health

Investors@aspirawh.com

1 Frontiers | Ovarian Cancer surgical consideration is markedly improved by the neural network powered-MIA3G multivariate index assay (frontiersin.org)

2 Neural network-derived multivariate index assay demonstrates effective clinical performance in longitudinal monitoring of ovarian cancer risk – Gynecologic Oncology